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                                                                    EXHIBIT 99.1

                             [USA WASTE LETTERHEAD]



                             FOR IMMEDIATE RELEASE

                                                                      Lew Nevins
                                                        USA Waste Services, Inc.
                                                                  (214) 383-7940

                                                                       UW #96-14


                    USA WASTE ANNOUNCES COMPLETION OF MERGER
                     AND NEW $1.2 BILLION CREDIT AGREEMENT

         Dallas, Texas (September 3, 1996) -- USA Waste Services, Inc. (NYSE -- "UW") announced today that in accordance with the Agreement and Plan of Merger dated June 22, 1996, Sanifill, Inc., became a wholly owned subsidiary of USA Waste. In support of the merger, USA Waste has arranged a $1.2 billion five year revolving credit agreement with a group of 30 banks led by Bank of America, Bank of Boston and Morgan Guaranty Trust Company. In addition to improved terms and reduced borrowing costs, the facility will be available for working capital requirements and future acquisitions. On August 30, 1996, USA Waste also entered into a consent decree with the U.S. Department of Justice to resolve certain anti-trust issues and obtain clearance to consummate the merger.

         John E. Drury, Chief Executive Officer of USA Waste, stated, "We are delighted to have completed this merger, one which we believe makes USA Waste the premier solid waste company in North America. Sanifill, with its established market presence and diverse asset base, gives us additional access to several new markets and a larger presence in others. The process of integrating Sanifill's operations with USA Waste's will move forward rapidly with substantial savings planned over the coming months." Mr. Drury indicated that the requirements related to the U.S. Department of Justice consent decree would not change the synergies initially estimated related to the merger or have a material impact on operations.
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         USA Waste, which will relocate its corporate headquarters to Houston,
Texas, is an integrated, non-hazardous, solid waste management company serving municipal, commercial, industrial and residential customers. The Company will now operate in 35 states, the District of Columbia, the Commonwealth of Puerto Rico, Mexico and Canada. The combined Companies' annualized revenues of approximately $1.3 billion and total assets in excess of $2.0 billion solidifies USA Waste's position as the third largest waste company in North America.